MASTERWORKS

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("Purchase *Agreement*") is made and entered into this 13th day of January 2022 (the "Effective Date"), by and between [***] ("*Seller*"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, New York, New York 10281 ("*Agent*"). Seller is acting on behalf of the sole legal and absolute owner ("Owner") of the work of art described in Exhibit A attached hereto and incorporated herein by this reference (the "***Work***") and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million Seven Hundred Thousand United States Dollars (USD $1,700,000) (the "***Purchase Price***"). The "Closing Date" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of One Hundred Seventy Thousand Dollars (USD $170,000) shall be paid within five (5) business days of the Effective Date (the "***First Installment***"), and (ii) the remaining One Million Five Hundred Thirty Thousand Dollars (USD $1,530,000) of the Purchase Price (the "***Final Installment***") shall be paid no later than one hundred twenty (120) days from the Effective Date. For the avoidance of doubt, the Buyer's obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the work as set forth in Section 9. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions set forth in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Nathan Krasnick on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A. The benefit of this authenticity warranty is only available to Buyer and such persons or entities who, directly or indirectly, control or are controlled by or under common control with, Buyer (collectively, "***Buyer Affiliates***"), and may not be transferred to any subsequent buyer(s) or owner(s) of or interest-holder(s) in the Work.

3.1.3. Owner is the sole legal and absolute owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "*Claims*"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable.

3.1.6. The condition of the Work is, and shall be upon delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, substantially in the same condition reflected in a condition report prepared by an independent third-party conservator (the "Condition Report") attached hereto as Exhibit A. Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement and be entitled to a full refund of the Purchase Price.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made, provided, however, that to the extent such exportation/importation occurred prior to Seller's acquisition of the Work, the foregoing representation is qualified as to the best of Seller's knowledge.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Agent or Buyer arising by reason of, or in connection with, the breach by Seller or Owner of any provision of this Purchase Agreement, or the actual or alleged (in writing by a third-party) falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3. To induce Seller to enter into this Purchase Agreement, and acknowledging that Seller is relying on each and all of the following representations and warranties, Agent represents and warrants to Seller on the Effective Date and on the Closing Date that:

3.3.1. Agent is a Delaware a limited liability company and Buyer is a Segregated Portfolio of a Cayman Islands Segregated Portfolio company, in each case, duly formed and organized and validly existing under the laws of its jurisdiction of formation, and Agent has the power to enter into this Purchase Agreement and the Transaction Documents to perform its obligations hereunder and thereunder.

3.3.2. This Purchase Agreement and any further documentation necessary to execute or close on the sale of the Work have been or shall be duly authorized, executed and delivered by Buyer and Agent and are each a legal, valid and binding obligation of each of them, enforceable against Agent by Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the

rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

3.3.3. Buyer's purchase of the work shall not violate or facilitate the violation of tax evasion or fraud, nor banking, anti-money laundering or currency transfer laws, and neither the funds used to purchase the Work nor the funds of Buyer, any Buyer Affiliate, nor any principal nor person/entity with any beneficial ownership interest in any of the foregoing (collectively, the "Buyer Parties"), are connected with the proceeds of criminal activity. None of the Buyer Parties are persons nor entities listed on the U.S. Department of Treasury's SDN list nor the ultimate beneficial owner of any entity so listed, nor an entity beneficially owned by any person so listed.

3.3.4. All transfer, use, and similar taxes incurred by Agent or Buyer in connection with the purchase or subsequent transfer, conveyance, or post-delivery movement of the Work and any cost of insurance, maintenance and storage after the Closing Date shall be the responsibility of Agent.

3.4. Agent does hereby agree to indemnify, defend and hold Seller free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Seller arising by reason of, or in connection with, the breach by Agent or Buyer of any provision of this Purchase Agreement or the actual or alleged (in writing by a third-party) falsity or inaccuracy of any representation or warranty by Agent contained in this Purchase Agreement.

3.5. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.6. In the event of Seller, Agent, or Buyer becoming aware of any claim triggering any indemnification hereunder, the indemnified party shall, as soon as is practicable, give written notice thereof to the indemnifying party, specifying with particularity the circumstances giving rise to the claim and the amount thereof. An indemnified party shall have the right to participate in the negotiation, settlement, or defense of any indemnified claim and to retain counsel to act on its behalf (at its own expense).

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to Delivery Location (as defined in Section 7.1 below), Seller shall store the Work at Seller's premises located at [***]. . Seller shall notify Agent in writing before otherwise relocating the Work.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the prior written notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under and subject to the terms and exclusions of Seller's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) Seller's receipt of the full Purchase Price in good, cleared funds. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit and Seller will

issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller's cost for the duration of the Purchase Agreement until the Closing Date (as defined in Section 6 below). On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. On the Closing Date, subject only to Agent's payment of the full Purchase Price in accordance with this Purchase Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity, including but not limited to a certificate of authenticity from the artist, in the possession of Seller. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

7.2 Seller shall be responsible for arranging packing and shipping the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from its current location to the Delivery Location pursuant to this Purchase Agreement, provided that Agent shall be notified in writing of the amount of such costs prior to incurrence.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller may elect, in its sole discretion, to pay any commissions or fees due any person out of the proceeds of the Purchase Price. Neither Agent nor Buyer shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. During the week of January 10, 2022, or if such inspection is impracticable, on another date mutually agreed upon, Buyer shall be entitled to inspect the Work to confirm the Work matches the condition reflected in the Condition Report which is attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to again inspect the Work and prepare a second condition report (copies of which shall promptly be provided to each of Seller and Agent) at the Agent's expense to confirm that the condition of the Work substantially conforms to the condition reflected in the Condition Report, pursuant to Article 3.1.6 above.

10. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Purchase Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Purchase Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

11. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Purchase Agreement by Seller; (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and

whether or not such facts or events were caused by Seller or under Seller's control), (x) Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 11, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

12. ASSIGNMENT. This Purchase Agreement may not be assigned, in whole or in part, by Seller, without Agent or Buyer's prior written consent. Notwithstanding the foregoing, [***] shall be permitted to assign this Purchase Agreement, without Agent or Buyer's prior consent solely in connection with any merger, corporate reorganization, or consolidation in connection with [***]; provided, however, that [***] entity assumes all responsibility for the Purchase Agreement, including all rights, obligations and duties hereunder (including without limitation any and all obligations and liabilities arising from or relating to the representations, warranties, indemnities and covenants made or undertaken by the "Seller", as if it were the original signatory).

13. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. If any term or provision of this Purchase Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Purchase Agreement nor invalidate or render unenforceable such term or provision in any other jurisdiction. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. No party may assign this Purchase Agreement without the prior written consent of the others. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MASHA GOLOVINA
ITS: HEAD OF ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Masterworks Cayman SPC On behalf of its Gallery Segregated Portfolio 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Yayoi Kusama	(the "Work")
Title:		
Year:		
Medium:		
Dimensions:		
Purchase Price:	USD $1,700,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated January 13, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:

ITS:

Masterworks Cayman SPC
On behalf of its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor
New York, New York 10281

Invoice #6108
January 13, 2022

INVOICE

YAYOI KUSAMA $1,700,000.00

[redacted]



Subtotal:	$1,700,000.00
No sales tax, shipped out of state:	$0.00
Total:	**$1,700,000.00**

Please send check to [***] or kindly wire funds to:

Pay Through: [***]
SWIFT Code:
Bank Routing:
Account Number:
Beneficiary:
Reference:

(TERMS OF SALE AS PER PURCHASE AGREEMENT DATED JANUARY 13, 2022)